Exhibit 3.1

CIM COMMERCIAL TRUST CORPORATION

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter (the “Charter”) of CIM Commercial Trust Corporation, a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the Effective Time (as defined below), every three shares of common stock, $0.001 par value per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of common stock, $0.003 par value per share, of the Corporation. Upon the Effective Time, no fractional shares of Common Stock of the Corporation will be or remain issued and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the closing price of the Common Stock as reported by the Nasdaq Global Market on the date of the Effective Time.

SECOND:  The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law.  The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD:  There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:  These Articles of Amendment shall become effective at 12:01 a.m. EDT on September 3, 2019 (the “Effective Time”).

FIFTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this     29   day of August, 2019.

ATTEST:		CIM COMMERCIAL TRUST CORPORATION

/s/ Nathan D DeBacker		By:	/s/ David Thompson	(SEAL)
Name:	Nathan D. DeBacker	Name:	David Thompson
Title:	Chief Financial Officer	Title:	Chief Executive Officer